Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
SIMPSON MANUFACTURING CO., INC.

ARTICLE I
The name of the corporation (the “Corporation”) is: SIMPSON MANUFACTURING CO., INC.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
1.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000), of which five million (5,000,000) shares shall be Preferred  Stock of the par value of one cent per share ($0.01), and twenty million (20,000,000) shares shall be Common Stock of the par value of one cent per share ($0.01).
2.    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.
The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(a)    the number of shares constituting that series and the distinctive designation of that series;
(b)    the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)    whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(d)    whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(e)    whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f)    whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(g)    the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(h)    any other relative rights, preferences and limitations of that series.
3.    In furtherance of the foregoing authority and not in limitation of it, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issue of a series of Preferred Stock,
(a)    to subject the shares of such series, without the consent of the holders of such shares, to being converted into or exchanged for shares of another class or classes of stock of the Corporation, or to being redeemed for cash, property or rights, including securities, all on such conditions and on such terms as may be stated in such resolution or resolutions, and
(b)    to make any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of the series dependent upon facts ascertainable outside this Certificate of Incorporation.
4.    Whenever the Board of Directors shall have adopted a resolution or resolutions to provide for
(a)    the issue of a series of Preferred Stock,
(b)    a change in the number of authorized shares of a series of Preferred Stock, or
(c)    the elimination from this Certificate of Incorporation of all references to a previously authorized series of Preferred Stock by stating that none of the authorized shares of a series of Preferred Stock are outstanding and that none will be issued, the officers of the Corporation shall cause a certificate, setting forth a copy of such resolution or resolutions and, if applicable, the number of shares of stock of such series, to be executed, acknowledged, filed and recorded, in order that the certificate may become effective in accordance with the provisions of the General Corporation Law of the State of Delaware, as from time to time amended.  When any such certificate becomes effective, it shall have the effect of amending this Certificate of Incorporation, and wherever such term is used in this Certificate of Incorporation, it shall be deemed to include the effect of the provisions of any such certificate.
5.    Any holder of shares of Common Stock, or of shares of any series of Preferred Stock which is entitled to vote with the holders of Common Stock in the election of directors of the Corporation, shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single candidate or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.  However, no stockholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such stockholder normally is entitled to cast) unless such candidate or candidates’ names have been placed in nomination prior to the meeting in accordance with the Bylaws of the Corporation, and the stockholder has given notice of the stockholder’s intention to cumulate his votes in accordance with the Bylaws of the Corporation. If any one stockholder has given such notice, all stockholders may cumulate their votes for any candidate duly nominated in accordance with the procedure as set forth in the Bylaws.
ARTICLE V
1.    The authorized number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors.
2.    The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock voting separately from the holders of Common Stock in any election of directors, as may be provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation) shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity.  Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible.  One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2000, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2001, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2002.  At each succeeding annual meeting of stockholders, a number of directors equal to the number of directors of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

3.    Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly-created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, resignation or removal.  Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
ARTICLE VI
The Board of Directors is expressly authorized to make and alter the Bylaws of the Corporation, without any action on the part of the stockholders.
ARTICLE VII
Any action which may be taken by stockholders of the Corporation at an annual or special meeting and which requires the approval of at least a majority of
(a)    the voting power of the securities of the Corporation present at such meeting and entitled to vote on such action, or
(b)    the shares of the Common Stock of the Corporation present at such meeting, may not be effected except at such an annual or special meeting by the vote required for the taking of such action.  The power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
ARTICLE VIII
A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
ARTICLE IX
The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under Delaware Law. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the

Corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.
ARTICLE X
The name and mailing address of the incorporator is:
Stephen B. Lamson
Simpson Manufacturing Co., Inc.
4637 Chabot Drive, Suite 200
Pleasanton, CA 94588
IN WITNESS WHEREOF the incorporator has signed this certificate as of this 23rd day of February, 1999.

By	/s/ Stephen B. Lamson

Name:	Stephen B. Lamson

CERTIFICATE OF MERGER
OF
SIMPSON MANUFACTURING CO., INC.,
A CALIFORNIA CORPORATION,
WITH AND INTO
SIMPSON MANUFACTURING CO., INC.,
A DELAWARE CORPORATION
Pursuant to section 252 of the General Corporation Law of the State of Delaware, Simpson Manufacturing Co., Inc., a Delaware corporation (“Simpson Delaware”), hereby certifies as follows with respect to the merger of Simpson Manufacturing Co., Inc., a California corporation (“Simpson California”), with and into Simpson Delaware:
First: The name and state of incorporation of each of the constituent corporations is as follows:

Name	State of Incorporation

Simpson Manufacturing Co., Inc.	California

Simpson Manufacturing Co., Inc.	Delaware

Second: An Agreement and Plan of Merger (“the Merger Agreement”), by and between Simpson California and Simpson Delaware, dated as of May 3, 1999, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of section 252 of the General Corporation Law of the State of Delaware.
Third: The name of the surviving corporation is Simpson Manufacturing Co., Inc. (the “Surviving Corporation”).
Fourth: The Certificate of Incorporation of Simpson Delaware shall be the Certificate of Incorporation of the surviving Corporation.
Fifth: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, 4637 Chabot Drive, Suite 200, Pleasanton, California, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and at no cost, to any stockholder of either constituent corporation.
Sixth: Simpson California has authority to issue twenty-five million (25,000,000) shares, including twenty million (20,000,000) shares of common stock, no par value, and five million (5,000,000) shares of preferred stock, no par value.

In witness whereof, the Surviving Corporation has caused this certificate to be executed by the undersigned officer thereunto duly authorized this 20th day of May, 1999.

SIMPSON MANUFACTURING CO., INC.

/s/ Stephen B. Lamson
Stephen B. Lamson
Chief Financial Officer
Secretary and Treasurer

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES A PARTICIPATING PREFERRED STOCK
OF
SIMPSON MANUFACTURING CO., INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
I, Stephen B. Lamson, Chief Financial Officer, Secretary and Treasurer of Simpson Manufacturing Co., Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DO HEREBY CERTIFY:
1.    That no shares of the Series A Participating Preferred Stock of the Corporation have been issued.
2.    That, pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors on July 29, 1999 adopted the following resolutions which set forth the terms of a series of preferred stock designated as Series A Participating Preferred Stock:
RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article IV of the Certificate of Incorporation, a series of preferred stock is hereby designated as “Series A Participating Preferred Stock” of the Corporation and that the designation and amount thereof and the relative powers, rights, preferences and limitations of the shares of such series are as follows:
(a)    Designation and Amount.  The shares of the series of Preferred Stock shall be designated as “Series A Participating Preferred Stock,” par value $.01 per share, and the number of shares constituting such series shall be one million (1,000,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
(b)    Dividends and Distributions.
(i)    Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends or distributions (except as provided in paragraph (f) below), the holders of shares of Series A Participating Preferred Stock, in preference to the holders of shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $25.00 or

(y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (except as provided in paragraph (f) below) other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.  In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(ii)    Other than with respect to a dividend on the Common Stock payable in shares of Common Stock, the Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in subparagraph (i) above at the same time as it declares a dividend or distribution on the Common Stock.  The date or dates set for the payment of such dividend or distribution on the Series A Participating Preferred Stock and the record date or dates for the determination of entitlement to such dividend or distribution shall be the same date or dates as are set for the dividend or distribution on the Common Stock. On any such payment date, no dividend or distribution shall be paid on the Common Stock until the appropriate payment has been made on the Series A Participating Preferred Stock.
(c)    Voting Rights.  The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:
(i)    Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock into a greater number of shares, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(ii)    Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(iii)    (A) If at any time dividends on any Series A Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Preferred Stock (including holders of the Series A Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.
(B) During any default period, such voting right of the holders of Series A Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (C) of this Section 7(c)(iii) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right.  At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors, or if such right is exercised at an annual meeting, to elect two (2) Directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Participating Preferred Stock.
(C) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order,  or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (c)(iii)(C) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.

Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding.  Notwithstanding the provisions of this subparagraph (c)(iii)(C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
(D) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (c)(iii)(B) of this Section 7) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant.  References in this paragraph (iii) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
(E) Immediately upon the expiration of a default period (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in, or pursuant to, the Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of subparagraph (c)(iii)(B) of this Section 7 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum.
(iv)    Except as set forth herein, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote on matters submitted to the stockholders of the Corporation as set forth herein) for taking any corporate action.
(d)    Certain Restrictions.
(i)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Subsection (b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
(A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;
(B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which  dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(C) redeem or purchase or otherwise acquire for  consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or
(D) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock or any shares of stock ranking on a parity with the Series A Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(ii)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Subsection (d), purchase or otherwise acquire such shares at such time and in such manner.
(e)    Reacquired Shares.  Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors,  subject to the conditions and restrictions on issuance set forth herein.
(f)    Liquidation, Dissolution or Winding Up.
(i)    Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless,  prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received per share, the greater of $1,000.00 or 1,000 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (A) the Series A Liquidation Preference by (B) 1,000 (as appropriately adjusted as set forth in subparagraph (iii) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (B), the “Adjustment Number”).  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(ii)    In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.  In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(iii)    In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(g)    Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii)  subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.
(h)    Redemption.  The shares of Series A Participating Preferred Stock shall not be redeemable.
(i)    Ranking.  The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
(j)    Amendment. The Certificate of Incorporation and the Bylaws of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.
(k)    Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.
And be it further
RESOLVED, that any Officer of the Corporation be, and each of them hereby is, authorized to execute a Certificate of Designation with respect to the Series A Participating Preferred Stock pursuant to section 151 of the General Corporation Law of the State of Delaware and to take all appropriate action to cause such Certificate to become effective, including, but not limited to, the filing of such Certificate with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of July, 1999.

/s/ Stephen B. Lamson
Stephen B. Lamson
Chief Financial Officer
Secretary and Treasurer

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SIMPSON MANUFACTURING CO., INC.
The undersigned hereby certifies that:
1.    The name of the corporation (hereinafter called the “Corporation”) is Simpson Manufacturing Co., Inc.
2.    The Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph 1 of Article IV thereof and substituting thereof the following new paragraph 1 of Article IV:
1.    The total number of shares of all classes of stock that the Corporation shall have authority to issue is forty-five million (45,000,000), of which five million (5,000,000) shares shall be Preferred Stock of the par value of one cent ($0.01) per share and forty million (40,000,000) shares shall be Common Stock of the par value of one cent ($0.01) per share. On the amendment of this paragraph to read herein set forth, each outstanding share of Common Stock is split-up and converted into two shares of Common Stock.
3.    The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with section 242 of the General Corporation Law of the State of Delaware.
4.    The effective time of the foregoing amendment shall be 5 p.m. eastern daylight time on August 8, 2002.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of this July 29, 2002.

/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer and Secretary

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SIMPSON MANUFACTURING CO., INC.
The undersigned hereby certifies that:
1.    The name of the corporation (hereinafter called the “Corporation”) is Simpson Manufacturing Co., Inc.
2.    The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 1 of Article IV thereof to read in its entirety as follows:
1.    The total number of shares of all classes of stock that the Corporation shall have authority to issue is eighty-five million (85,000,000), of which five million (5,000,000) shares shall be Preferred Stock of the par value of one cent ($0.01) per share and eighty million (80,000,000) shares shall be Common Stock of the par value of one cent ($0.01) per share.
3.    The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with section 242 of the General Corporation Law of the State of Delaware.
4.    The foregoing amendment shall be effective on April 19, 2004.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of this April 7, 2004.

/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer and Secretary

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SIMPSON MANUFACTURING CO., INC.
The undersigned hereby certifies that:
1.    The name of the corporation (hereinafter called the “Corporation”) is Simpson Manufacturing Co., Inc.
2.    The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 1 of Article IV thereof to read in its entirety as follows:
1.    The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred sixty-five million (165,000,000), of which five million (5,000,000) shares shall be Preferred Stock of the par value of one cent ($0.01) per share and one hundred sixty million (160,000,000) shares shall be Common Stock of the par value of one cent ($0.01) per share.
3.    The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with section 242 of the General Corporation Law of the State of Delaware.
4.    The foregoing amendment shall be effective on May 16, 2005.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on this May 3, 2005.

/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer and Secretary

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SIMPSON MANUFACTURING CO., INC.

The undersigned Delaware corporation hereby certifies that:
1.    The name of the corporation (hereinafter called the “Corporation”) is Simpson Manufacturing Co., Inc.
2.    The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 5 of Article IV thereof to read in its entirety as follows:
5. Stockholders of the Corporation shall not be entitled to cumulative voting in elections of directors of the Corporation.
3.    The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 2 of Article V thereof to read in its entirety as follows:
2. Except as otherwise provided for pursuant to the provisions of this Article V of this Certificate of Incorporation, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock voting separately from the holders of Common Stock in any election of directors, as may be provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation) shall be divided into three classes, with the class of directors elected at the 2014 annual meeting of stockholders having a term expiring at the 2017 annual meeting of stockholders, the class of directors elected at the 2015 annual meeting of stockholders having a term expiring at the 2018 annual meeting of stockholders, and the class of directors elected at the 2016 annual meeting of stockholders having a term expiring at the 2019 annual meeting of stockholders. Subject to the rights of holders of any series of Preferred Stock to elect directors under specified circumstances, the Board of Directors may create new directorships or eliminate vacant directorships at any time. Beginning with and from the 2017 annual meeting of stockholders, directors (other than those directors elected by the holders of any series of Preferred Stock voting separately from the holders of Common Stock in any election of directors) shall be elected by stockholders at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders; provided, however, that each director elected by stockholders before the 2017 annual meeting of stockholders shall serve for the full three-year term to which such director was elected. Effective as of the 2019 annual meeting of stockholders, the division of the directors into three classes shall terminate.

4.    The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 3 of Article V thereof to read in its entirety as follows:
3. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly-created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, resignation or removal; provided, however, that from and after the 2019 annual meeting of stockholders, any director appointed to fill a newly-created directorship or vacancy shall hold office for a term expiring at the next annual meeting of stockholders. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
5.    The foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted in accordance with section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by its duly authorized officer on this 28th day of March, 2017.

SIMPSON MANUFACTURING CO., INC.

By:	/s/ Brian J. Magstadt
Brian J. Magstadt
Chief Financial Officer